Exhibit 99.1

Medidata Solutions Reports Record Fourth Quarter and Full Year 2010 Results

GAAP revenue up 26% year over year

Non-GAAP operating income up 94%

GAAP operating income up 220%

16 new customer wins in Q4; 63 for FY2010

NEW YORK--(BUSINESS WIRE)--March 15, 2011--Medidata Solutions (NASDAQ: MDSO), a leading global provider of SaaS-based clinical technology solutions that enhance the efficiency of clinical development, today announced its financial results for the fourth quarter 2010 and full year ended December 31, 2010, as well as provided financial guidance for the first quarter and full year 2011.

“Medidata concluded 2010 with record revenues, margins and profitability. Our continued investment in innovation has enabled a dramatic increase in new product offerings and significant upgrades to existing offerings, while a focus on quality and execution has driven high customer satisfaction and excellent customer retention,” said Tarek Sherif, chairman and chief executive officer of Medidata. “Our overall progress and momentum solidify our position as the leading independent SaaS vendor in clinical development.”

Business Highlights

  Medidata’s success in the fourth quarter was driven by robust adoption of its clinical technology solutions. Growth of the Medidata Rave® EDC/CDMS platform was particularly strong, with brisk sales to middle market biotechnology and pharmaceutical companies. Regionally, the Asia Pacific region continued to be a major contributor to Medidata’s growth, with the addition of three new customers and a new contract research organization (CRO) channel partner.
  Medidata added 16 new customers in the fourth quarter, marking the sixth quarter of double-digit customer growth. With 63 new customers in 2010, Medidata closed the year with 219 customers, representing a compound growth rate of 34% over the past three years. New customers in the fourth quarter include: Cadence Pharmaceuticals, Inc., Cytori Therapeutics, Inc., Dyax Corp., Human Genome Sciences, Keio University School of Medicine, Lantheus Medical Imaging, Nordic Bioscience and Zeria Pharmaceutical Co., Ltd. For the year, the company added 5 new enterprise (multi-study subscription contracts) customers, 6 existing customers upgraded from study-by-study to enterprise relationships and 8 enterprise customers renewed their contracts.
  Medidata released five follow-on versions of existing products in the fourth quarter, with new features and functionality that provide additional clinical development efficiencies for customers. In 2010 Medidata released major new products that included Medidata Balance™, a randomization and trial supply management solution; iMedidata™, a user and learning management portal; and Rave Targeted SDV, a tool providing enablement of risk-based data monitoring.
  Two contract research organizations joined Medidata’s ASPire to Win® partner program in the fourth quarter, bringing the year-end total to 31, an increase of six partners for the year. The CRO channel continues to grow as a major contributor to Medidata’s results, with 2010 new business at record levels. New partners included PharPoint Research, a North Carolina-based drug development service company, and LSK Global Pharma Services, Medidata’s second full service Korean-based CRO Partner. In addition, 7 partners reached higher accreditation levels, increasing their investment in training on Medidata products to better serve customers with Rave-related services.
  Clinical technology innovators continue to join the Medidata Technology Program, which now includes 12 partners, expanding the ability of customers to integrate additional applications with Medidata offerings. New technology partners in the fourth quarter include Logos Technologies, a provider of solutions for Phase I trials, and DZS Software, which provides clinical trial software products and clinical outsourcing services, including the ClinPlus® clinical trial management system. In addition, 92 organizations are now part of Medidata Developer Central, an online developer community dedicated to users of the Rave Web Services API that provides an array of resources to support integration efforts.

Financial Highlights

Fourth Quarter 2010 Results

Net revenues for the fourth quarter of 2010 were $47.4 million, an increase of $9.8 million, or 26%, compared with $37.5 million in the fourth quarter of 2009. The increase in revenues was due to an $11.6 million, or 41%, increase in revenues from application services, partially offset by a decline in revenues from professional services, which continues to represent a smaller portion of the company’s total revenue. Net revenue, operating income and net income figures for the quarter and full year include a $3.2 million, one-time acceleration of revenue recognition related to a contractual termination of a government contract on behalf of the National Cancer Institute (NCI). The NCI and certain NCI supported organizations continue to utilize the Rave software licenses acquired under the original procurement. To facilitate comparability of results, Medidata presents pro forma results excluding this event. On this basis, pro forma net revenues for the quarter were $44.1 million, an increase of $6.6 million, or 18% year on year.

Gross margins in the fourth quarter of 2010 were 71%, an increase of more than 4 percentage points over gross margins of 67% a year ago. Pro forma gross margins were 69%, compared with 67% a year ago.

Income before taxes increased to $10.1 million in the fourth quarter of 2010, compared with $3.0 million in the fourth quarter of 2009. Pro forma income before taxes for the quarter would have been $7.0 million, an increase of $4.0 million year on year.

During the quarter, the company increased its annual limitation on federal net operating loss carryforwards under IRC Section 382 from $14M to $31M based on the completion of a detailed tax analysis. This resulted in the reversal of $5 million in anticipated federal income tax, which positively impacted net income. Medidata also excluded this event and used a 30% annual effective tax rate in our pro forma results.

Non-GAAP operating income* for the fourth quarter of 2010 increased 94% to $13.9 million, compared with $7.2 million a year ago. Pro forma non-GAAP operating income increased 50% to $10.8 million.

GAAP operating income for the quarter increased 220% to $9.9 million, compared with $3.1 million a year ago. Pro forma GAAP operating income increased 120% to $6.8 million, compared with $3.1 million a year ago.

Non-GAAP net income for the fourth quarter of 2010 increased to $15.5 million, or $0.64 per diluted share, compared with $3.5 million, or $0.15 per diluted share, in the fourth quarter of 2009. Pro forma non-GAAP net income for the fourth quarter of 2010 increased 104% to $7.1 million, or $0.29 per diluted share, compared with $3.5 million, or $0.15 per diluted share, in the fourth quarter of 2009.

GAAP net income for the fourth quarter of 2010 increased to $13.3 million, or $0.55 per diluted share, compared with $1.7 million, or $0.07 per diluted share, in the fourth quarter of 2009. Pro forma GAAP net income for the fourth quarter of 2010 increased 184% to $4.9 million, or $0.20 per diluted share, compared with $1.7 million, or $0.07 per diluted share, in the fourth quarter of 2009.

Income tax (benefit) expense decreased $4.5 million to ($3.3) million in the fourth quarter of 2010 from $1.3 million in the comparable period. The decrease was primarily driven by our ability to fully utilize our federal net operating loss carryforwards as a result of our increased Section 382 limitation during the year.

Adjusted non-GAAP net income, which includes tax impact on stock-based compensation and amortization, increased to $17.3 million, compared with $3.5 million in the fourth quarter of 2009. Tax impact for the fourth quarter included the reversal of prior quarters’ tax impact as a result of our full utilization of federal net operating loss carryforwards. Pro forma adjusted non-GAAP net income for the fourth quarter of 2010 increased 85% to $6.5 million, compared with $3.5 million in the fourth quarter of 2009.

Full Year 2010 Results

Net revenues for the full year of 2010 were $166.4 million, an increase of $26.0 million, or 19%, compared with $140.4 million in 2009. The increase in revenues was primarily due to a $33.9 million, or 33%, increase in revenues from application services. Medidata’s changing business mix reflects the company’s strategy to lower the total cost of ownership for its clients by reducing the total amount of follow-on professional services they incur. Pro forma net revenues for the full year were $163.2 million, an increase of $22.8 million, or 16% year on year.

For the full year 2010, gross margins were 69%, an increase of more than 4 percentage points over the 64% margins generated in 2009. Pro forma gross margins were 68%, compared with 64% margins in the prior year.

GAAP operating income for the full year of 2010 was $23.3 million, compared with $8.8 million in 2009. Pro forma GAAP operating income for the year increased 130% to $20.2 million, compared with $8.8 million a year ago. Non-GAAP operating income for the full year was $39.0 million, compared with $24.1 million in 2009. Pro forma non-GAAP operating income increased 49% to $35.9 million, compared with $24.1 million last year.

GAAP net income for the full year increased to $22.8 million, compared with $5.2 million in 2009. Pro forma GAAP net income for the full year increased 178% to $14.4 million, compared with $5.2 million in 2009. Non-GAAP net income for 2010 increased to $30.8 million, compared with $11.7 million in 2009. Pro forma non-GAAP net income increased 91% to $22.4 million, compared with $11.7 million in 2009.

Adjusted Non-GAAP net income, which includes the tax impact on stock-based compensation and amortization, for the year was $30.8 million, compared with $11.7 million in 2009. As a result of our full utilization of federal net operating loss carryforwards, there was no tax impact on stock-based compensation and amortization. Pro forma adjusted non-GAAP net income for the year was $20.0 million, compared with $11.7 million in 2009.

Total cash, cash equivalents and marketable securities were $85.5 million at the end of the fourth quarter, a decrease of $3.6 million from the third quarter and compares to $89 million at the end of the fourth quarter 2009. A decrease in deferred revenue due to changing customer payment terms, consistent with our evolution as a Software-as-a-Service provider, had an impact on year-to-date cash flow, as did a temporary increase in accounts receivable, which resulted from an ERP systems migration during the quarter.

Financial Outlook

For the full year 2011, the company expects revenues to be between $180 and $188 million. This range includes a $4.8 million reduction in 2011 NCI revenue the company had expected to recognize from its backlog. Excluding this effect, the midpoint of our revenue growth forecast for 2011 over pro forma 2010 would have been 16%, in line with the company’s long term organic target range. Non-GAAP operating income is expected to be between $43 and $47 million. Based on current estimates, this would equate to GAAP operating income between $26 and $30 million. Non-GAAP net income is expected to be between $35 and $39 million. Based on current estimates, this would equate to GAAP net income between $25 and $29 million. Cash flow from operations is expected to be over $40 million.

Beginning of year backlog for full year 2011 was $135 million, which represents the amount of 2011 contractual revenue booked as of January 1, 2011. This compares to beginning of year backlog for full year 2010 as of January 1, 2010 of $132 million. The difference between the backlog and revenue guidance includes renewals of large agreements, new product traction, as well as additional business from new and existing customers.

For the first quarter of 2011, the company expects revenues to be between $40.5 and $41.5 million. The company expects non-GAAP operating income to be between $7 and $8 million. Based on current estimates this would equate to GAAP operating income of $3 and $4 million. Non-GAAP net income is expected to be between $5 and $6 million. Based on current estimates, this would equate to GAAP net income of between $3 and $4 million.

While changes in the stock price could change the fully diluted share count, the company is assuming 24.8 and 25.1 million fully diluted shares in the first quarter and full year, respectively.

Bruce Dalziel, chief financial officer, noted, “We finished 2010 with very good momentum. We expect 2011 to be another excellent year for Medidata, including expectations of strong cash flow generation. Our vision of helping customers develop successful drugs faster and more efficiently continues to resonate in the market, as we provide better information for critical portfolio decisions. Our success is scalable and we will continue to execute.”

Conference Call

The company plans to host its investor conference call today at 8:00 a.m. Eastern Time to discuss its financial results for the fourth quarter and its outlook for the first quarter and full year 2011. The investor conference call will be available via live webcast on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. To participate by telephone, domestic participants may dial 877-303-2528 and international participants may dial 847-829-0023. Those interested in participating in the conference call should dial in at least 10 minutes prior to the call to register. Participants can also join the call via a simultaneous live audio webcast, which will be made available on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. A replay of the conference call can be accessed until Tuesday, March 29, 2011 by dialing 800-642-1687 domestically or 706-645-9291 internationally, with the passcode 42964639. An archive of the call will also be hosted on the “Investor” section of Medidata’s web site, http://investor.mdsol.com, for a limited period of time.

About Medidata Solutions Worldwide

Medidata Solutions (www.mdsol.com) is a leading global provider of SaaS-based clinical development solutions that enhance the efficiency of customers’ clinical trials. For over 10 years, Medidata has consistently brought next-generation innovation to the life science industry to lower the total cost of clinical development through informed trial design, planning and management, optimized clinical processes and platform interoperability. Medidata’s advanced solutions address key functions throughout the clinical development process including protocol development (Medidata Designer®), trial planning and management (Medidata Grants Manager®, Medidata CRO Contractor®), user and learning management (iMedidata™), randomization and trial supply management (Medidata Balance™), monitoring (Medidata Rave Monitor, Medidata Rave Targeted SDV), Serious Adverse Events capture (Medidata Rave Safety Gateway) and clinical data capture, management and reporting (Medidata Rave®). Our diverse customer base spans biopharmaceutical companies, medical device and diagnostic companies, academic and government institutions, CROs and other research organizations, and includes more than 20 of the top 25 global pharmaceutical companies as well as organizations of all sizes developing life-enhancing medical treatments and diagnostics.

Cautionary Statement

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Medidata Solutions, Inc. (“Medidata”), including but not limited to statements about Medidata’s forecast of financial performance, products and services, business model, strategy and growth opportunities, and competitive position. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, risks associated with possible fluctuations in our financial and operating results; errors, interruptions or delays in our service or our Web hosting; the financial impact of any future acquisitions; our ability to continue to release, and gain customer acceptance of, new and improved versions of our products; changes in our sales and implementation cycles; competition; our ability to retain and expand our customer base or increase new business from those customers; our ability to hire, retain and motivate our employees and manage our growth; regulatory developments; litigation; and general developments in the economy. For additional disclosure regarding these and other risks faced by the company, see disclosures contained in Medidata's public filings with the Securities and Exchange Commission including, the “Risk Factors” section of Medidata’s Annual Report on Form 10-K for the year ended December 31, 2010. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Medidata undertakes no obligation to update such statements as a result of new information.

*Non-GAAP Financial Information

Medidata provides Non-GAAP operating income, net income, adjusted net income and net income per share applicable to common stockholders data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. Non-GAAP operating income excludes the impact of depreciation, amortization of purchased intangible assets and acquisition-related charges and stock-based compensation expense. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions and stock-based compensation expense. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions and stock-based compensation expense. Management uses these Non-GAAP measures to evaluate its financial results, develop budgets, manage expenditures, and as an important factor in determining variable compensation. In addition, investors frequently have requested information from management regarding depreciation and amortization (tax and non tax affected) and non-cash, share-based compensation charges and management believes, based on discussions with investors, that these Non-GAAP measures enhance investor’s ability to assess Medidata’s historical and project future financial performance. While management believes these Non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of Non-GAAP financial measures. One limitation of Non-GAAP operating income is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Medidata compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the Non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these Non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

MEDIDATA SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(unaudited)
Revenues
Application services	$39,981	$28,396	$136,395	$102,541
Professional services	7,388	9,157	30,031	37,859
Total revenues	47,369	37,553	166,426	140,400

Cost of revenues
Application services	7,268	6,231	26,400	23,752
Professional services	6,376	6,309	25,847	26,219
Total cost of revenues	13,644	12,540	52,247	49,971

Gross profit	33,725	25,013	114,179	90,429

Operating costs and expenses:
Research and development	6,308	5,640	25,772	22,534
Sales and marketing	7,808	7,285	30,721	27,452
General and administrative	9,700	8,994	34,379	31,666

Total operating costs and expenses	23,816	21,919	90,872	81,652

Operating income	9,909	3,094	23,307	8,777

Interest and other income (expense):
Interest expense	(42)	(109)	(237)	(1,856)
Interest income	91	59	379	132
Other income (expense), net	115	(48)	273	(12)

Total interest and other income (expense), net	164	(98)	415	(1,736)

Income before income taxes	10,073	2,996	23,722	7,041

Provision for income taxes	(3,251)	1,257	905	1,859

Net income	$13,324	$1,739	$22,817	$5,182

Earnings per share:
Basic	$0.57	$0.08	$0.99	$0.33
Diluted	$0.55	$0.07	$0.95	$0.25

Weighted average common shares outstanding:
Basic	23,193	22,420	22,958	14,864
Diluted	24,376	23,854	24,062	20,736

MEDIDATA SOLUTIONS, INC.

Reconciliation of GAAP Operating Income and GAAP Net Income to Non-GAAP Operating Income, Non-GAAP Net Income and Adjusted Non-GAAP Net Income (unaudited) (Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Operating income:
GAAP operating income	$9,909	$3,094	$23,307	$8,777
GAAP operating margins	20.9%	8.2%	13.9%	6.2%

Depreciation and amortization	2,134	2,770	9,179	10,580
Stock-based compensation	1,839	1,302	6,494	4,730

Non-GAAP operating income	$13,882	$7,166	$38,980	$24,087
Non-GAAP operating margins	29.3%	19.1%	23.4%	17.2%

Net income:
GAAP net income	$13,324	$1,739	$22,817	$5,182

Stock-based compensation	1,839	1,302	6,494	4,730
Amortization	364	456	1,459	1,826

Non-GAAP net income	15,527	3,497	30,770	11,738

Tax impact on stock-based compensation and amortization (1)	1,725	-	-	-

Adjusted non-GAAP net income	$17,252	$3,497	$30,770	$11,738

GAAP basic earnings per share	$0.57	$0.08	$0.99	$0.33
GAAP diluted earnings per share	$0.55	$0.07	$0.95	$0.25

Non-GAAP basic earnings per share	$0.67	$0.16	$1.34	$0.77
Non-GAAP diluted earnings per share	$0.64	$0.15	$1.28	$0.57

Adjusted non-GAAP basic earnings per share	$0.74	$0.16	$1.34	$0.77
Adjusted non-GAAP diluted earnings per share	$0.71	$0.15	$1.28	$0.57

(1) Amount for the three months ended December 31, 2010 represents the reversal of prior quarters' tax impact on stock-based compensation and amortization.

The table above presents a reconciliation of GAAP to non-GAAP operating income, net income and net income per share applicable to common stockholders for the three months and twelve months ended December 31, 2010 and 2009. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions and stock-based compensation expense. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions and stock-based compensation expense. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions and stock-based compensation expense.

MEDIDATA SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except per share data)

	December 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$16,025	$39,449
Marketable securities	69,473	36,566
Accounts receivable, net of allowance for doubtful accounts of $308 and $197, respectively	34,268	18,887
Prepaid commission expense	3,087	3,045
Prepaid expenses and other current assets	6,297	3,566
Deferred income taxes	3,731	139

Total current assets	132,881	101,652

Restricted cash	532	532
Marketable securities - long-term	-	13,072
Furniture, fixtures and equipment, net	10,993	12,960
Goodwill	9,799	9,799
Intangible assets, net	2,945	4,404
Other assets	795	990

Total assets	$157,945	$143,409

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,797	$3,073
Accrued payroll and other compensation	11,520	10,837
Accrued expenses and other	4,058	7,543
Deferred revenue	63,228	69,842
Capital lease obligations	712	2,735

Total current liabilities	82,315	94,030

Noncurrent liabilities:
Deferred revenue, less current portion	20,540	27,868
Deferred tax liabilities	3,418	326
Capital lease obligations, less current portion	68	781
Other long-term liabilities	478	172

Total noncurrent liabilities	24,504	29,147

Total liabilities	106,819	123,177

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.01 per share; 5,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share; 100,000 shares authorized, 24,141 and 22,900 shares issued; 24,089 and 22,895 shares outstanding, respectively	241	229
Additional paid-in capital	122,015	113,674
Treasury stock, 52 and 5 shares, respectively	(474)	(69)
Accumulated other comprehensive loss	(117)	(246)
Accumulated deficit	(70,539)	(93,356)

Total stockholders’ equity	51,126	20,232

Total liabilities and stockholders' equity	$157,945	$143,409

MEDIDATA SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands)

	Year Ended December 31,
	2010	2009

Cash flows from operating activities:
Net income	$22,817	$5,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,179	10,580
Stock-based compensation	6,494	4,730
Amortization of discounts or premiums on marketable securities	1,144	136
Excess tax benefit associated with equity awards	56	(56)
Deferred income taxes	(131)	(244)
Amortization of debt issuance costs	57	434
Changes in operating assets and liabilities:
Accounts receivable	(15,381)	6,311
Prepaid commission expense	(42)	285
Prepaid expenses and other current assets	(2,731)	(897)
Other assets	-	(99)
Accounts payable	1,027	(1,011)
Accrued payroll and other compensation	683	2,935
Accrued expenses and other	(3,152)	3,713
Deferred revenue	(13,942)	(3,911)
Other long-term liabilities	106	88

Net cash provided by operating activities	6,184	28,176

Cash flows from investing activities:
Purchases of furniture, fixtures and equipment	(7,407)	(4,765)
Purchases of available-for-sale marketable securities	(79,573)	(49,810)
Proceeds from sale of available-for-sale marketable securities	58,662	-
Decrease in restricted cash	-	13

Net cash used in investing activities	(28,318)	(54,562)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,752	396
Proceeds from issuance of stock in connection with employee stock purchase plan	163	-
Excess tax benefit associated with equity awards	(56)	56
Repayment of obligations under capital leases	(2,736)	(4,810)
Acquisition of treasury stock	(405)	(69)
Payment of debt issuance costs	(21)	-
Proceeds from initial public offering, net of underwriting discounts and commissions	-	82,026
Payment of costs associated with initial public offering	-	(4,292)
Payment of preferred stock accumulated accrued dividends	-	(2,282)
Repayment of debt obligation	-	(15,000)

Net cash (used in) provided by financing activities	(1,303)	56,025

Net (decrease) increase in cash and cash equivalents	(23,437)	29,639

Effect of exchange rate changes on cash and cash equivalents	13	26

Cash and cash equivalents — Beginning of period	39,449	9,784

Cash and cash equivalents — End of period	$16,025	$39,449

CONTACT:
Investors:
Medidata Solutions
Hulus Alpay, 212-419-1025
halpay@mdsol.com
or
Media:
Lois Paul & Partners
Susan McCarron, 781-782-5767
susan_mccarron@lpp.com